Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

December 13, 2016

IES Holdings, Inc.

5433 Westheimer Road

Suite 500

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as special counsel to IES Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale from time to time by the selling stockholders named in the Registration Statement of up to 7,927,931 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred stock purchase rights (the “Rights”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation of the Company, (ii) the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company, (iii) the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company, (iv) the Amended and Restated Bylaws of the Company, (v) the Tax Benefit Protection Plan Agreement, dated as of November 8, 2016, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”), and (vi) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In making our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations

ANDREWS KURTH KENYON LLP

Austin    Beijing    Dallas    Dubai    Houston    London    New York    Research Triangle Park    Silicon Valley    The Woodlands    Washington, DC

IES Holdings, Inc.

December 13, 2016

thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and that the Rights constitute valid and binding obligations of the Company.

In rendering the opinion set forth above with respect to the Rights, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights. It should be understood that (i) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (ii) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (iii) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights may have on any other provision, or the entirety of, the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other actions with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

We express no opinion other than as to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP